AMENDMENT #1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT #1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into this 17th day of September, 2019, by and between NTN Buzztime, Inc., a Delaware corporation (the “Company”), and Allen Wolff, an individual (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AMENDMENT on the basis of the following facts, understandings and intentions:

A. The Executive commenced employment with the Company as of December 29, 2014. On or about March 19, 2018, the Company and Executive entered into an Employment Agreement (the “Employment Agreement”), pursuant to which Executive holds the position of the Company’s Chief Financial Officer.

B. The Company desires that the Executive be appointed and transition to the position of interim Chief Executive Office (“Interim CEO”) to carry out the duties and responsibilities described below, all on the terms and conditions set forth in this Amendment, effective as of the date set forth in the first paragraph (the “Effective Date”).

C. The Executive desires to continue employment and transition to the position of Interim CEO on the terms and conditions set forth in this Amendment.

D. The Nominating and Corporate Governance/Compensation Committee (the “Committee”) of the Board of Directors of the Company has determined and approved the terms of Executive’s continued employment on the terms and conditions set forth in this Amendment.

E. This Amendment, the Employment Agreement and all related documents referenced in the Employment Agreement shall govern the employment relationship between the Executive and the Company from and after the Effective Date.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

1.1	Retention; Authorization to Work in the United States. Subject to the terms and conditions expressly set forth in this Amendment, the Company does hereby agree to continue the employment of the Executive and the Executive does hereby accept and agree to this engagement and employment. Executive’s employment with the Company is “at-will” and either the Company or Executive may terminate his employment with the Company at any time for any or no reason, subject to the terms and conditions set forth in this Amendment. The period of time during which Executive remains employed by the Company is referred to as the “Period of Employment.”

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1.2	Duties. Commencing on the Effective Date, the Executive shall no longer serve the Company in the position of CFO and shall commence in the position of its Interim CEO with the powers, duties and obligations of management typically vested in the office of the CEO of a corporation, subject to the directives of the Company’s Board of Directors (the “Board”) and to the corporate policies of the Company as they are in effect and as amended from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies). Specifically, the Interim CEO will work closely with the Board and senior management to to launch and execute the overall strategic and operational direction for the Company. The Executive will establish Company policies and objectives in accordance with board directives to achieve sustainable and cumulative growth over time. Moreover, the CEO will establish responsibilities and procedures for attaining objectives and reviews of operations and financial statements to evaluate achievement of those objectives. During the Period of Employment, the Executive shall report to the Board.

2.	Compensation.

2.1	Stay Bonus. Executive shall be entitled to a bonus in the amount of Thirty Thousand Dollars ($30,000) (the “Stay Bonus”) if (i) Executive remains employed by the Company for a period of at least One Hundred and Eighty (180) consecutive days from and after the Effective Date of this Amendment or (ii) the Company experiences a Change in Control prior to the 180th day after the Effective Date and the Executive has been continuously employed by Company from the Effective Date of this Agreement until the date of the Change in Control (either day shall be the “Stay Bonus Achievement Date”). Company shall pay the Executive the Stay Bonus as part of the first regularly scheduled pay period immediately following the Stay Bonus Achievement Date. For purposes of this section, Change in Control shall have the meaning set forth in the 2019 Performance Incentive Plan.

2.2	Performance Incentive Plan. The Company shall establish the 2019 Interim CEO Performance Incentive Plan (a copy of which was delivered to the Executive on the date hereof) (the “Interim CEO PIP”), pursuant to which, and subject to the terms and conditions thereof, Executive shall be eligible to receive up to $60,000 worth of shares of the Company’s common stock if the performance goals described therein are achieved.

3.	Governing Law. This Amendment, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

4.	Severability. If any provision of this Amendment or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Amendment which can be given effect without the invalid provisions or applications and to this end the provisions of this Amendment are declared to be severable.

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5.	Conflict; Agreement. Except as modified by this Amendment, the Employment Agreement, together with all Stock Unit Agreements, stock option agreements and other agreement for equity-based compensation and the exhibits contemplated thereby, including the Confidentiality and Work for Hire Agreement and Mutual Agreement to Arbitrate, embody the entire agreement of the parties hereto respecting the matters within its scope. If there is a conflict between the terms and conditions of this Amendment and the Employment Agreement, this Amendment shall take precedence. Otherwise, all other terms and conditions of the Employment Agreement remain in full force and effect.

6.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

7.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Amendment. Hence, in any construction to be made of this Amendment, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Amendment, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Amendment and has had ample opportunity to do so.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the first date set forth above.

“COMPANY”

NTN Buzztime, Inc., a Delaware corporation

By:	/s/ Steve Mitgang
Name:	Steve Mitgang
Title:	Chairman of the Nominating and Corporate Governance/Compensation Committee

“EXECUTIVE”

/s/ Allen Wolff
Allen Wolff

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